Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Second Quarter Financial Results

McKINNEY, Texas, July 30, 2013 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $5.9 million, or $0.49 per diluted share, for the quarter ended June 30, 2013 compared to pro forma after tax net income of $3.8 million, or $0.46 per diluted share, for the quarter ended March 31, 2013 and $2.6 million, or $0.33 per diluted share, for the quarter ended June 30, 2012. Prior to April 1, 2013 and the initial public offering, the Company was an S corporation and did not incur federal income tax expense. As a result, pro forma adjustments have been provided for comparability.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks said, “We are very pleased with our results for the second quarter. Loans and deposits have continued to grow and earnings have remained strong. We continue to execute on our plan in a very competitive environment.”

Highlights:

•	On a core pre-tax, pre-provision earnings basis, second quarter 2013 net income was $7.2 million compared to $6.5 million for first quarter 2013 and compared to $5.3 million for second quarter 2012.

•	Loans held for investment grew at an annual rate of 27.2% in the second quarter and 21.0% for the first six months of 2013.

•
Continued strong asset quality, as reflected by nonperforming assets to total assets ratio of 1.27%, a nonperforming loans to total loans ratio of 0.43%, and an annualized net charge-offs to average loans ratio of 0.08% at June 30, 2013.

•	On a core basis, net interest income was $18.0 million for the second quarter 2013 compared to $17.1 million for the first quarter 2013 and $14.3 million for the second quarter 2012.

•	The efficiency ratio improved to 65.0% compared to 67.5% for first quarter 2013 and 72.8% for second quarter 2012.

•	On July 19, 2013, the Company announced the acquisition of Collin Bank, a commercial bank located on the Dallas North Tollway in Collin County with total assets of $204.1 million as of March 31, 2013.

Second Quarter 2013 Results:

Earnings Remain Solid

Earnings continued to be strong during the quarter due to strong loan growth and continuing improvement in the efficiency ratio. Mr. Brooks noted, “The significant increase in interest-earning assets, fueled by our loan growth, enabled us to absorb compression in our net interest margin and report very solid earnings for the second quarter.”

Net Interest Income

•
Net interest income was $17.9 million for second quarter 2013 compared to $18.2 million for first quarter 2013 and $14.3 million for second quarter 2012. Excluding recognition of income from the repayment of acquired loans and a $223,000 write-off of unamortized debt origination costs related to previously issued warrants, the amounts were $18.0 million, $17.1 million and $14.3 million, respectively.

•
Net interest margin was 4.16% for second quarter 2013 compared to 4.68% for first quarter 2013 and 4.38% for second quarter 2012. Excluding recognition of income from the repayment of acquired loans and the write-off of unamortized debt origination costs related to previously issued warrants, the net interest margin was 4.20% for second quarter 2013 compared to 4.40% for first quarter 2013 and 4.38% for second quarter 2012.

•
The yield on interest-earning assets was 4.92% for second quarter 2013 compared to 5.50% for first quarter 2013 and 5.43% for second quarter 2012. The earning assets yield was affected by the investment of the proceeds of the initial public offering in lower yielding assets pending deployment for acquisitions. The yield was also affected by a 16 basis point decline in loan yields, reflecting the competitive nature of our markets and a 29 basis point decline in acquired loan accretion in the second quarter.

•
The average balance of total interest-earning assets grew by $141.2 million, or 8.9% (35.9% on an annualized basis), from the end of first quarter 2013 and totaled $1.721 billion compared to $1.579 billion at March 31, 2013 and compared to $1.313 billion at June 30, 2012. The second quarter increase in average interest-earning assets is due to a $98.4 million increase in loans and $67.7 million in retained proceeds from the initial public offering after the repayment of $19.1 million of indebtedness. The year over year increase in interest-earning assets is due, in part, to the acquisition completed in the fourth quarter of 2012 as well as the retained proceeds from the initial public offering.

Noninterest Income

•	Total noninterest income increased $306 thousand compared to first quarter 2013 and increased $1.1 million compared to second quarter 2012.

•
The increase in noninterest income compared to first quarter 2013 is the result of a $71 thousand increase in service charges collected on deposit accounts, a $31 thousand increase in mortgage fee income and a $148 thousand gain recognized on the sale of other real estate in the second quarter compared to only a $25 thousand gain in the first quarter.

•
The increase in noninterest income compared to second quarter 2012 reflects an increase of $372 thousand in deposit service fees, a $203 thousand increase in mortgage fee income, and the $148 thousand gain recognized on the sale of other real estate. In addition, there was a $346 thousand loss on the sale of premises and equipment in the second quarter of 2012 compared to only a $2 thousand loss on premises and equipment in the second quarter of 2013.

Noninterest Expense

•	Total noninterest expense decreased $539 thousand compared to first quarter 2013 and increased $1.8 million compared to second quarter 2012.

•
The decrease in noninterest expense compared to first quarter 2013 is due to a reimbursement of the FDIC prepaid assessment, resulting in a reduction of FDIC insurance expense for the quarter and year to date. In addition, other real estate impairment was only $15 thousand compared to $448 thousand in the first quarter 2013. These reductions in expense were partially offset by increases in salary, occupancy and other expenses during the second quarter 2013 compared to the previous linked quarter.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation and occupancy expenses resulting from the acquisition completed in October 2012, the hiring of new lending teams and the opening of the Dallas and Austin branches.

Provision for Loan Losses

•
Provision for loan loss expense was $1.079 million for the quarter, an increase of $49 thousand compared to $1.030 million for first quarter 2013 and an increase of $412 thousand compared to $667 thousand during second quarter 2012. This increase was to properly reserve for the growth in the loan portfolio during the quarter.

•
The allowance for loan losses was $12.8 million, or 198.14% and 0.84% of nonperforming loans and total loans, respectively, at June 30, 2013, compared to $12.0 million, or 209.73% and 0.85% of nonperforming loans and total loans, respectively, at March 31, 2013, and compared to $9.9 million, or 103.63% and 0.84% of nonperforming loans and total loans, respectively, at June 30, 2012.

Income Taxes

•
The Company became a C corporation on April 1, 2013 and its results of operations now include federal income tax expense. Federal tax expense of $2.0 million was recorded for the quarter ended June 30, 2013, an effective rate of 32.8%. If the Company had been a C corporation in the first quarter 2013 and the second quarter of 2012, we estimate that our effective tax rate for those quarters would have been 32.8% and 30.1%, respectively.

•
In connection with the change in tax status on April 1, 2013, the Company recorded a deferred tax asset as of that date which resulted in a one time credit to federal income tax expense of $1.8 million. On a pro forma basis, after tax net income would have been $4.1 million for the quarter ended June 30, 2013 compared to pro forma after tax net income of $3.8 million for the quarter ended March 31, 2013 and $2.6 million for the quarter ended June 30, 2012 had the Company not recorded this credit.

Second Quarter 2013 Balance Sheet Highlights

Continued Growth

The Company’s underlying organic growth continued during the quarter and for the year. Overall asset quality remains strong and the Company remains well capitalized. Mr. Brooks stated, “We are beginning to recognize significant organic loan growth resulting from the addition of new lending teams associated with our Dallas and Austin locations.” Brooks continued, “Credit quality continues to be the foundation of our Company with all metrics remaining at historically low levels.”

Loans

•
Total loans held for investment were $1.512 billion at June 30, 2013 compared to $1.416 billion at March 31, 2013 and compared to $1.180 billion at June 30, 2012. This represented a 6.8% increase (27.2% on an annualized basis) since the previous quarter end and a 28.2% increase since June 30, 2012.

•	Since June 30, 2012, loan growth has been centered in commercial real estate loans ($190 million), C&I loans ($82 million), and residential real estate loans ($43 million).

•	Continued focus on commercial lending increased the C&I portfolio from $169.9 million (12.3% of total loans) at December 31, 2012 to $200.8 million (13.2% of total loans) at June 30, 2013.

Asset Quality

•
Total nonperforming assets remained low and stable at $24.3 million, or 1.27% of total assets at June 30, 2013, compared to $23.9 million, or 1.35% of total assets at March 31, 2013 and compared to $34.0 million, or 2.30% of total assets at June 30, 2012.

•
Total nonperforming loans increased slightly to $6.4 million, or 0.43% of total loans at June 30, 2013, compared to $5.7 million, or 0.40% of total loans at March 31, 2013, and compared to $9.5 million, or 0.81% of total loans at June 30, 2012.

Deposits and Borrowings

•	Total deposits were $1.485 billion at June 30, 2013 compared to $1.415 billion at March 31, 2013 and compared to $1.202 billion at June 30, 2012.

•
The average cost of interest bearing deposits declined by three basis points during the second quarter to 0.58% compared to 0.61% during first quarter 2013 and by 28 basis points compared to 0.86% during the second quarter 2012.

•	Total borrowings (other than junior subordinated debentures) were $181.1 million at June 30, 2013, a decrease of $19.1 million from March 31, 2013 and an increase of $35.7 million from June 30, 2012.

•
Total borrowings declined during the second quarter 2013 due to the repayment of senior debt of $11.6 million, Adriatica debt of $3.5 million and subordinated debt of $4.0 million in April 2013. The unamortized debt origination costs of $223 thousand associated with warrants issued in 2009 related to the subordinated debt repaid and were fully expensed during the second quarter.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 9.74% and 10.91%, respectively, at June 30, 2013 compared to 5.33% and 6.29%, respectively, at March 31, 2013 and 5.68% and 6.91%, respectively, at June 30, 2012. The total stockholders’ equity to total assets ratio was 11.24%, 7.04%, 7.45% at June 30, 2013, March 31, 2013 and June 30, 2012, respectively. The increase in capital ratios was due primarily to the capital received from the initial public offering.

•
Book value and tangible book value per common share were $17.75 and $15.13, respectively, at June 30, 2013 compared to $15.01 and $11.16, respectively, at March 31, 2013 and $14.02 and $10.50, respectively, at June 30, 2012.

•
Return on average assets and return on average equity (on an annualized basis) were 1.25% and 11.11%, respectively, for second quarter 2013 compared to pro forma after tax returns of 0.89% and 12.43%, respectively, for first quarter 2013 and 0.69% and 9.52%, respectively, for second quarter 2012. On a core pre-tax, pre-provision earnings basis, return on average assets and return on average equity (on an annualized basis) were 1.54% and 13.63%, respectively, for second quarter 2013 compared to 1.52% and 21.14%, respectively, for first quarter 2013 and 1.44% and 19.83%, respectively, for second quarter 2012.

Collin Bank Acquisition

On July 19, 2013, the Company announced the execution of a definitive agreement to acquire Collin Bank, Plano, Texas (“Collin Bank”), a Texas state chartered bank with total assets of $204.1 million, total deposits of $161.9 million, and total equity capital of $25.8 million as of March 31, 2013. Collin Bank is a full service commercial bank with one office located on the Dallas North Tollway.

Mr. Brooks stated “We are pleased to announce the first acquisition following our initial public offering. Acquisitions within our existing markets are a component of our growth strategy and this one adds to our presence in Collin County, one of the most affluent counties in Texas. Collin Bank has a proven record of loan growth with a good deposit base. Additionally, the acquisition will provide us with a prominent location on the Dallas North Tollway, which will allow us to consolidate our current Plano office and lending team with the Collin Bank location serving as a stronger platform to grow additional loans and deposits in the Dallas/North Texas Region.”

•
Under the terms of the definitive agreement, Collin Bank shareholders will receive approximately $10.00 per share for each outstanding share of Collin Bank common stock. Approximately 65% of the consideration is payable in cash and 35% is payable in shares of Company common stock, subject to a maximum issuance of 300,000 shares and other related adjustments, with the exchange ratio set three days prior to the closing by utilizing the average share price of Company common stock over a twenty day trading period.

•
Based on the number of shares of Collin Bank stock outstanding, the amount of total consideration to be paid by the Company is currently valued at approximately $29.1 million. The acquisition is expected to be accretive to earnings per share immediately and slightly accretive to tangible book value at closing.

•
The merger has been approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2013, although delays may occur. The transaction is subject to certain conditions, including the approval by Collin Bank’s shareholders and customary regulatory approvals. Operational integration is anticipated to begin during the first quarter of 2014.

About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 29 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of June 30, 2013, Independent Bank Group had total assets of $1.906 billion, total loans of $1.520 billion and total deposits of $1.485 billion.

Conference Call

A conference call covering Independent Bank Group’s quarter earnings announcement will be held today, Tuesday, July 30, at 7:30 a.m. (CST) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 93877540. A recording of the conference call will be available from July 30, 2013 through August 6, 2013 by calling 1-800-585-8367 and by identifying the conference ID number 93877540.

Forward-Looking Statements

From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Form 10-Q for the quarter ended March 31, 2013 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@independent-bank.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@independent-bank.com

Media:

Eileen Ponce Marketing Director (469) 742-9437 eponce@independent-bank.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Selected Financial Data
Three months ended June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012
(Dollars in thousands, except for per share data)
(Unaudited)
	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	June 30,
	2013		2012

Selected Income Statement Data
Interest income	$21,105	$21,421	$20,214	$17,716
Interest expense	3,255	3,206	3,423	3,411
Net interest income	17,850	18,215	16,791	14,305
Provision for loan losses	1,079	1,030	929	667
Net interest income after provision for loan losses	16,771	17,185	15,862	13,638
Noninterest income	2,732	2,426	3,556	1,634
Noninterest expense	13,384	13,923	13,329	11,601
Net income	5,874	5,688	6,089	3,671
Proforma net income-after tax (2)	4,114	3,822	4,256	2,566
Core net interest income (1)	18,034	17,147	16,656	14,303
Core Pre-Tax Pre-Provision Earnings (1)	7,246	6,499	6,392	5,346

Per Share Data (Common Stock)
Earnings:
Basic	$0.49	$0.69	$0.74	$0.47
Diluted	0.49	0.68	0.74	0.47
Pro forma earnings (after tax):
Basic (2)	0.34	0.46	0.50	0.33
Diluted (2)	0.34	0.46	0.50	0.33
Dividends	—	0.65	0.38	0.24
Book value	17.75	15.01	15.06	14.02
Tangible book value (1)	15.13	11.16	11.19	10.50
Common shares outstanding	12,064,967	8,269,707	8,269,707	7,842,288

Selected Period End Balance Sheet Data
Total assets	$1,905,851	$1,764,134	$1,740,060	$1,476,554
Cash and cash equivalents	126,519	80,890	102,290	50,129
Securities available for sale	110,932	114,540	113,355	95,746
Loans, held for sale	8,458	6,090	9,162	5,704
Loans, held for investment	1,511,915	1,415,906	1,369,514	1,179,665
Allowance for loan losses	12,762	11,984	11,478	9,894
Goodwill and core deposit intangible	31,641	31,817	31,993	27,628
Other real estate owned	8,182	8,459	6,819	8,696
Adriatica real estate owned	9,656	9,724	9,727	9,727
Noninterest-bearing deposits	261,618	243,235	259,664	190,612
Interest-bearing deposits	1,223,511	1,171,864	1,131,076	1,011,153
Borrowings (other than junior subordinated debentures)	181,094	200,234	201,118	145,411
Junior subordinated debentures	18,147	18,147	18,147	14,538
Total stockholders' equity	214,182	124,142	124,510	109,951

Independent Bank Group, Inc. and Subsidiaries
Consolidated Selected Financial Data
Three months ended June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012
(Dollars in thousands, except for per share data)
(Unaudited)
	As of and for the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2013		2012

Selected Performance Metrics
Return on average assets	1.25%	1.33%	1.43%	0.99%
Return on average equity	11.11	18.49	20.00	13.62
Pro forma return on average assets (2)	0.88	0.89	1.00	0.69
Pro forma return on average equity (2)	7.78	12.43	13.98	9.52
Adjusted return on average assets (1)	1.54	1.52	1.50	1.44
Adjusted return on average equity (1)	13.63	21.14	20.99	19.83
Net interest margin	4.16	4.68	4.41	4.38
Adjusted net interest margin (3)	4.20	4.40	4.35	4.38
Efficiency ratio	65.03	67.45	65.41	72.78
Core efficiency ratio (1)	64.98	66.80	66.30	67.15

Credit Quality Ratios
Nonperforming assets to total assets	1.27%	1.35%	1.59%	2.30%
Nonperforming loans to total loans	0.43	0.40	0.81	0.81
Allowance for loan losses to non-performing loans	198.14	209.73	104.02	103.63
Allowance for loan losses to total loans	0.84	0.85	0.84	0.84
Net charge-offs to average loans outstanding (annualized)	0.08	0.15	0.10	0.04

Capital Ratios
Tier 1 capital to average assets	10.91%	6.29%	6.45%	6.91%
Tier 1 capital to risk-weighted assets (1)	13.80	8.01	8.22	8.35
Total capital to risk-weighted assets	15.69	10.20	10.51	10.58
Total stockholders' equity to total assets	11.24	7.04	7.16	7.45
Tangible common equity to tangible assets (1)	9.74	5.33	5.42	5.68

(1) Non-GAAP financial measures. See reconciliation.
(2) Income tax expense calculated using effective tax rate as if the Company had been a C corporation for the periods presented prior to second quarter 2013 (32.8%, 30.1% and 30.1%, respectively). The three months ended June 30, 2013 excludes $1,760 tax credit related to the initial recording of the deferred tax asset.

(3) Excludes income recognized on acquired loans of $77, $1,068, $135, and $2, respectively and the recognition of a $223 expense related to the write-off of previously issued warrants related to subordinated debt retired in the second quarter of 2013.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and six months ended June 30, 2013 and June 30, 2012
(Dollars in thousands)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$20,448	$17,107	$41,207	$32,006
Interest on taxable securities	308	313	641	660
Interest on nontaxable securities	258	200	507	399
Interest on federal funds sold and other	91	96	171	157
Total interest income	21,105	17,716	42,526	33,222
Interest expense:
Interest on deposits	1,733	2,167	3,461	4,301
Interest on FHLB advances	828	595	1,656	1,087
Interest on notes payable and other borrowings	558	524	1,073	974
Interest on junior subordinated debentures	136	125	271	253
Total interest expense	3,255	3,411	6,461	6,615
Net interest income	17,850	14,305	36,065	26,607
Provision for loan losses	1,079	667	2,109	1,242
Net interest income after provision for loan losses	16,771	13,638	33,956	25,365
Noninterest income:
Service charges on deposit accounts	1,210	838	2,349	1,647
Mortgage fee income	1,097	894	2,163	1,857
Gain (loss) on sale of other real estate	148	9	173	(44)
Loss on sale of securities available for sale	—	—	—	(3)
Loss on sale of premises and equipment	(2)	(346)	(1)	(345)
Increase in cash surrender value of BOLI	79	81	160	163
Other	200	158	314	250
Total noninterest income	2,732	1,634	5,158	3,525
Noninterest expense:
Salaries and employee benefits	7,964	6,417	15,712	12,257
Occupancy	2,298	1,824	4,445	3,494
Data processing	316	292	612	559
FDIC assessment	(258)	214	(12)	413
Advertising and public relations	188	185	404	339
Communications	338	335	678	643
Net other real estate owned expenses (including taxes)	91	68	257	141
Operations of IBG Adriatica, net	175	228	372	528
Other real estate impairment	15	56	463	56
Core deposit intangible amortization	176	169	352	311
Professional fees	293	205	565	448
Acquisition expense, including legal	(9)	389	128	605
Other	1,797	1,219	3,331	2,301
Total noninterest expense	13,384	11,601	27,307	22,095
Income before taxes	6,119	3,671	11,807	6,795
Income tax expense	245	—	245	—
Net income	$5,874	$3,671	$11,562	$6,795
Pro Forma:
Income tax expense	2,005	1,105	3,871	2,045
Net income	$4,114	$2,566	$7,936	$4,750

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2013, June 30, 2012 and December 31, 2012
(Dollars in thousands, except share information)
(Unaudited)
	June 30,	June 30,	December 31,
	2013	2012	2012
Assets
Cash and due from banks	$21,444	$18,654	$30,920
Federal Reserve Excess Balance Account (EBA)	70,075	31,475	71,370
Federal funds sold	35,000	—	—
Cash and cash equivalents	126,519	50,129	102,290
Certificates of deposit held in other banks	3,785	15,683	7,720
Securities available for sale (amortized cost of $113,704 and $110,777, respectively)	110,932	95,746	113,355
Loans held for sale	8,458	5,704	9,162
Loans, net of allowance for loan losses of $12,762 and $11,478, respectively	1,499,153	1,169,771	1,358,036
Premises and equipment, net	73,620	60,803	70,581
Other real estate owned	8,182	8,696	6,819
Adriatica real estate	9,656	15,779	9,727
Goodwill	28,742	24,178	28,742
Core deposit intangible, net	2,899	3,450	3,251
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	8,317	5,674	8,165
Bank-owned life insurance (BOLI)	11,084	10,760	10,924
Deferred tax asset	3,444	—	—
Other assets	11,060	10,181	11,288
Total assets	$1,905,851	$1,476,554	$1,740,060
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	261,618	190,612	259,664
Interest-bearing	1,223,511	1,011,153	1,131,076
Total deposits	1,485,129	1,201,765	1,390,740
FHLB advances	164,529	104,697	164,601
Notes payable	—	23,986	15,729
Other borrowings	16,565	16,728	20,788
Junior subordinated debentures	18,147	14,538	18,147
Other liabilities	7,299	4,889	5,545
Total liabilities	1,691,669	1,366,603	1,615,550
Commitments and contingencies
Stockholders’ equity:
Common stock (12,064,967 and 8,278,354 shares outstanding, respectively)	121	79	83
Additional paid-in capital	209,396	79,626	88,791
Retained earnings	5,874	28,084	33,290
Treasury stock, at cost (0 and 8,647 shares, respectively)	—	(24)	(232)
Accumulated other comprehensive income	(1,209)	2,186	2,578
Total stockholders’ equity	214,182	109,951	124,510
Total liabilities and stockholders’ equity	$1,905,851	$1,476,554	$1,740,060

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended June 30, 2013 and June 30, 2012
(Dollars in thousands)
(Unaudited)
The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended June 30,
	2013			2012
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets:
Loans	$1,469,684	$20,448	5.58%	$1,147,876	$17,107	5.99%
Taxable securities	81,385	308	1.52	68,593	313	1.84
Nontaxable securities	32,671	258	3.17	22,572	200	3.56
Federal funds sold and other	136,851	91	0.27	73,916	96	0.52
Total interest-earning assets	1,720,591	$21,105	4.92	1,312,957	$17,716	5.43
Noninterest-earning assets	157,036			177,273
Total assets	$1,877,627			$1,490,230

Interest-bearing liabilities:
Checking accounts	720,363	963	0.54	578,164	1,164	0.81
Savings accounts	112,532	94	0.34	109,881	179	0.66
Limited access money market accounts	55,441	40	0.29	35,426	37	0.42
Certificates of deposit	320,139	636	0.80	290,586	787	1.09
Total deposits	1,208,475	1,733	0.58	1,014,057	2,167	0.86
FHLB advances	164,542	828	2.02	101,976	595	2.35
Notes payable and other borrowings	17,651	558	12.68	41,472	524	5.08
Junior subordinated debentures	18,147	136	3.01	14,538	125	3.46
Total interest-bearing liabilities	1,408,815	3,255	0.93	1,172,043	3,411	1.17
Noninterest-bearing checking accounts	249,838			201,307
Noninterest-bearing liabilities	6,840			8,460
Stockholders' equity	212,134			108,420
Total liabilities and equity	$1,877,627			$1,490,230

Net interest income		$17,850			$14,305

Interest rate spread			3.99%			4.26%
Net interest margin			4.16			4.38
Average interest-earning assets to average interest bearing liabilities			122.13%			112.02%

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six months ended June 30, 2013 and June 30, 2012
(Dollars in thousands)
(Unaudited)
The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Six Months Ended June 30,
	2013			2012
	Average			Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets:
Loans	$1,433,650	$41,207	5.80%	$1,073,096	$32,006	6.00%
Taxable securities	81,875	641	1.58	68,793	660	1.93
Nontaxable securities	32,245	507	3.17	22,451	399	3.57
Federal funds sold and other	104,429	171	0.33	62,085	157	0.51
Total interest-earning assets	1,652,199	42,526	5.19	1,226,425	33,222	5.45
Noninterest-earning assets	155,313			154,649
Total assets	$1,807,512			$1,381,074

Interest-bearing liabilities:
Checking accounts	706,830	1,909	0.54	530,445	2,280	0.86
Savings accounts	113,476	185	0.33	106,578	403	0.76
Limited access money market accounts	47,057	64	0.27	31,721	64	0.41
Certificates of deposit	312,188	1,303	0.84	279,525	1,554	1.12
Total deposits	1,179,551	3,461	0.59	948,269	4,301	0.91
FHLB advances	164,562	1,656	2.03	92,123	1,087	2.37
Notes payable and other borrowings	25,030	1,073	8.64	39,579	974	4.95
Junior subordinated debentures	18,147	271	3.01	14,538	253	3.50
Total interest-bearing liabilities	1,387,290	6,461	0.94	1,094,509	6,615	1.22
Noninterest-bearing checking accounts	237,942			181,758
Noninterest-bearing liabilities	5,269			5,816
Stockholders' equity	177,011			98,991
Total liabilities and equity	$1,807,512			$1,381,074

Net interest income		$36,065			$26,607

Interest rate spread			4.25%			4.23%
Net interest margin			4.40			4.36
Average interest-earning assets to average interest bearing liabilities			119.10%			112.05%

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2013, June 30, 2012 and December 31, 2012
(Dollars in thousands)
(Unaudited)
The following table sets forth loan totals by category as of the dates presented:
	June 30, 2013		June 30, 2012		December 31, 2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$200,755	13.2%	$118,805	10.0%	$169,882	12.3%
Real estate:
Commercial real estate	731,030	48.1	541,275	45.7	648,494	47.0
Commercial construction, land and land development	101,755	6.7	92,200	7.8	97,329	7.1
Residential real estate (1)	337,274	22.2	294,700	24.9	315,349	22.9
Single-family interim construction	71,844	4.7	61,508	5.2	67,920	4.9
Agricultural	34,491	2.3	38,187	3.2	40,127	2.9
Consumer	43,160	2.8	38,631	3.2	39,502	2.9
Other	64	—	63	—	73	—
Total loans	1,520,373	100.0%	1,185,369	100.0%	1,378,676	100.0%
Other items:
Allowance for losses	(12,762)		(9,894)		(11,478)
Total loans, net	$1,507,611		$1,175,475		$1,367,198

(1) Includes loans held for sale at June 30, 2013, June 30, 2012 and December 31, 2012 of $8,458, $5,704 and $9,162, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non GAAP Financial Measures
Three months ended June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012
(Dollars in thousands, except for per share data)
(Unaudited)
The following tables reconcile non GAAP financial measures:
		For the Three Months Ended
		June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012

Net Interest Income - Reported	(a)	$17,850	$18,215	$16,791	$14,305
Write-off of debt origination warrants		223	—	—	—
Income recognized on acquired loans		(77)	(1,068)	(135)	(2)
Adjusted Net Interest Income	(b)	17,996	17,147	16,656	14,303
Provision Expense - Reported	(c)	1,079	1,030	929	667
Noninterest Income - Reported	(d)	2,732	2,426	3,556	1,634
Loss / (Gain) on Sale of OREO		(148)	(25)	(1,210)	(9)
Loss / (Gain) on Sale of PP&E		2	(1)	—	346
Adjusted Noninterest Income	(e)	2,586	2,400	2,346	1,971
Noninterest Expense - Reported	(f)	13,384	13,923	13,329	11,601
Adriatica Expenses		(175)	(197)	(91)	(228)
OREO Impairment		(15)	(448)	(38)	(56)
FDIC refund		504	—	—	—
IPO related stock grant and bonus expense		(333)	—	—	—
OREO back property tax		—	(93)	—	—
Acquisition Expense		9	(137)	(590)	(389)
Adjusted Noninterest Expense	(g)	13,374	13,048	12,610	10,928
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$7,198	$6,718	$7,018	$4,338
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$7,208	$6,499	$6,392	$5,346
Reported Efficiency Ratio	(f) / (a + d)	65.0%	67.5%	65.4%	72.8%
Core Efficiency Ratio	(g) / (b + e)	65.0%	66.8%	66.3%	67.2%
Adjusted Return on Average Assets (1)		1.54%	1.52%	1.50%	1.44%
Adjusted Return on Average Equity (1)		13.63%	21.14%	20.99%	19.83%
Total Average Assets		$1,877,627	$1,733,924	$1,698,779	$1,490,230
Total Average Stockholders' Equity		$212,134	$124,731	$121,121	$108,420
(1) Calculated using core pre-tax pre-provision earnings

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non GAAP Financial Measures
As of June 30, 2013, June 30, 2012 and December 31, 2012
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	June 30,		December 31,
	2013	2012	2012
Tangible Common Equity
Total stockholders' equity	$214,182	$109,951	$124,510
Adjustments:
Goodwill	(28,742)	(24,178)	(28,742)
Core deposit intangibles	(2,899)	(3,450)	(3,251)
Tangible common equity	$182,541	$82,323	$92,517
Common shares outstanding	12,064,967	7,842,288	8,269,707

Book value per common share	$17.75	$14.02	$15.06
Tangible book value per common share	15.13	10.50	11.19

Tier 1 Capital to Risk-Weighted Assets Ratio
	June 30,		December 31,
	2013	2012	2012
Tier 1 Common Equity
Total stockholders' equity - GAAP	$214,182	$109,951	$124,510
Adjustments:
Unrealized (gain) loss on available-for-sale securities	1,209	(2,186)	(2,578)
Goodwill	(28,742)	(24,178)	(28,742)
Other intangibles	(2,899)	(3,450)	(3,251)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	14,100	17,600
Tier 1 common equity	$201,350	$94,237	$107,539
Total Risk-Weighted Assets
On balance sheet	$1,437,610	$1,099,364	$1,297,795
Off balance sheet	21,845	12,370	10,860
Total risk-weighted assets	$1,459,455	$1,111,734	$1,308,655
Total stockholders' equity to risk-weighted assets ratio	14.68%	9.89%	9.51%
Tier 1 common equity to risk-weighted assets ratio	13.80	8.48	8.22